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                                                                     EXHIBIT 3.7

                           CERTIFICATE OF AMENDMENT
                                    OF THE
                         CERTIFICATE OF INCORPORATION
                                      OF
                                  PSINET INC.

               UNDER SECTION 805 OF THE BUSINESS CORPORATION LAW


     The undersigned, being the President and Assistant Secretary of PSINet Inc. (the "Corporation"), respectively, in order to amend the Corporation's Certificate of Incorporation, do hereby certify that:

     FIRST:  The name of the Corporation is PSINet Inc.
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     SECOND:  The Certificate of Incorporation of the Corporation was filed with
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the Department of State of the State of New York on October 21, 1988 under the name Graphic Specialty Finishers, Inc.

     THIRD:  The Certificate of Incorporation is hereby amended to effect the
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following amendment authorized by the Business Corporation Law:

          (a) To amend Paragraph FOURTH, relating to the aggregate number of shares which the Corporation shall have authority to issue, (i) to increase the aggregate number of shares and common shares that the Corporation shall have authority to issue to an aggregate of Two Hundred Eighty Million (280,000,000) shares, of which Two Hundred Fifty Million (250,000,000) shares shall be Common Stock, $.01 par value per share, and Thirty Million (30,000,000) shares shall be Preferred Stock, $.01 par value per share, by authorizing for issuance an additional One Hundred Fifty Million (150,000,000) shares, all of which shares shall be Common Stock, $.01 par value per share.

     FOURTH:  To effect the foregoing:
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          (a) The second and third sentences of Paragraph FOURTH are hereby amended to read in their entirety as follows:

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               FOURTH:  The total number of shares of capital stock that the
          Corporation is authorized to issue is Two Hundred Eighty Million (280,000,000). The total number of shares of Common Stock that the Corporation shall have authority to issue is Two Hundred Fifty Million (250,000,000).

     FIFTH:  The foregoing amendments and changes to the Certificate of
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Incorporation were authorized by the affirmative vote of the members of the
Board of Directors of the Corporation at a meeting duly called and held on November 6, 1997 followed by the affirmative vote of the holders of a majority of all outstanding shares of the Corporation entitled to vote thereon at a meeting of the Corporation's shareholders duly called and held on January 23, 1998, at which a quorum was at all times present and acting.

     IN WITNESS WHEREOF, we have made and subscribed this Certificate and hereby affirm under the penalties of perjury that its contents are true this 5th day of February, 1998.


                                  /s/ William L. Schrader
                                 ------------------------
                              William L. Schrader, President


                                  /s/ Teresa Zazonczkoski
                                 ------------------------
                              Teresa Zajonczkoski, Assistant Secretary

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                           CERTIFICATE OF AMENDMENT

                                    OF THE

                         CERTIFICATE OF INCORPORATION

                                      OF

                                  PSINET INC.

               UNDER SECTION 805 OF THE BUSINESS CORPORATION LAW






                                   FILED BY:

                      NIXON, HARGRAVE, DEVANS & DOYLE LLP
                              437 MADISON AVENUE
                           NEW YORK, NEW YORK  10022

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